As filed with the U.S. Securities and Exchange Commission on January 14, 2022 Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHASEBIO PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	03-0375697
(State of Incorporation or organization)	(I.R.S. Employer Identification No.)
1 Great Valley Parkway, Suite 30
Malvern, Pennsylvania 19355
(610) 981-6500
(Address of principal executive offices, including zip code)
PhaseBio Pharmaceuticals, Inc. 2018 Equity Incentive Plan
PhaseBio Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan
PhaseBio Pharmaceuticals, Inc. 2022 Inducement Plan
(Full titles of the plans)
__________________________
Jonathan P. Mow
Chief Executive Officer
PhaseBio Pharmaceuticals, Inc.
1 Great Valley Parkway, Suite 30
Malvern, Pennsylvania 19355
(610) 981-6500
(Name and address of agent for service) (Telephone number, including area code, of agent for service)
Copies to:
Christian E. Plaza
Darren K. DeStefano
Madison A. Jones
Cooley LLP
11951 Freedom Drive
Reston, Virginia 20190
(703) 456-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
– 2018 Equity Incentive Plan	1,927,624(2)	$2.34(4)	$4,510,640.16	$418.14
– 2018 Employee Stock Purchase Plan	481,906(3)	$1.99(5)	$958,992.94	$88.90
– Inducement Plan	1,400,000	$2.34(6)	$3,276,000.00	$303.69
Total	3,809,530		$8,745,633.10	$810.73

(1)    Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock.
(2)    Represents an automatic annual increase equal to 4% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year to the aggregate number of shares of the Registrant’s common stock reserved for issuance under, and which annual increase is provided by, the Registrant’s 2018 Equity Incentive Plan (as amended, the “2018 Plan”).
(3)    Represents an automatic increase equal to 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year to the aggregate number of shares of the Registrant’s common stock reserved for issuance under, and which annual increase is provided by, the Registrant’s 2018 Employee Stock Purchase Plan (the “2018 ESPP”).
(4)    Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee on the basis of $2.34, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on January 10, 2022.
(5)    Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $1.99, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on January 10, 2022, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2018 ESPP.
(6)    Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee on the basis of $2.34, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on January 10, 2022.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E
Pursuant to General Instruction E of Form S-8, PhaseBio Pharmaceuticals, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (1) 1,927,624 additional shares of its common stock under the 2018 Plan, pursuant to the provisions of the 2018 Plan providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2018 Plan on January 1, 2022; (2) 481,906 additional shares of its common stock under the 2018 ESPP, pursuant to the provisions of the 2018 ESPP providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2018 ESPP on January 1, 2022; and (3) 1,400,000 shares of its common stock under the 2022 Inducement Plan and reserved for future grant under the 2022 Inducement Plan. On April 22, 2021, the board of directors of the Registrant approved an amendment to the 2018 Plan to increase the automatic increase to the share reserve that occurs on January 1st of each calendar year until (and including) January 1, 2028 from 3% to 4% of the total number of shares of capital stock outstanding on December 31st of the preceding calendar year, and this amendment was approved by the stockholders of the Registrant on June 3, 2021. In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.
The contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-254268), filed with the Commission on March 15, 2021, are incorporated by reference into this Registration Statement.

PART II
Item 3.     Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 15, 2021;

(b)    the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the Commission on May 13, 2021, August 12, 2021, and November 10, 2021, respectively;
(c)    the Registrant’s Current Reports on Form 8-K filed with the Commission on January 27, 2021, January 28, 2021, March 11, 2021 (only with respect to information filed under Item 1.01), March 19, 2021, June 4, 2021, June 17, 2021 (only with respect to information filed under Item 1.01), August 10, 2021, August 12, 2021 (only with respect to information filed under Item 8.01), September 15, 2021 (only with respect to information filed under Item 5.02), November 15, 2021 (only with respect to information filed under Item 8.01) and December 21, 2021 (only with respect to information filed under Item 8.01);
(d)    All other reports of the Registrant filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (1) above (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items);
(e)    The description of the Registrant’s common stock, which is contained in a Registration Statement on Form 8-A filed on October 9, 2018 (File No. 001-38697) under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
(f)    All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.    Exhibits.

			Incorporated by Reference
Exhibit Number	Description of Document	Schedule/Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	8-K	001-38697	3.1	October 22, 2018
4.2	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1/A	333-227474	3.4	October 5, 2018
5.1*	Opinion of Cooley LLP
23.1*	Consent of KPMG LLP, independent registered public accounting firm
23.2*	Consent of Cooley LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this Form S-8)
99.1	2018 Equity Incentive Plan, as amended, and Forms of Stock Option Grant Notice and Option Agreements thereunder	10-Q	001-38697	10.1	November 10, 2021
99.2	2018 Employee Stock Purchase Plan	S-8	333-227935	10.3	October 22, 2018
99.3*	2022 Inducement Plan and Forms of Stock Option Grant Notice and Option Agreements thereunder

* Filed herewith.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malvern, State of Pennsylvania, on January 14, 2022.
PHASEBIO PHARMACEUTICALS, INC.
By:    /s/ Jonathan P. Mow
Jonathan P. Mow
President and Chief Executive Officer

POWER OF ATTORNEY
Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Jonathan P. Mow and John P. Sharp, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan P. Mow	President, Chief Executive Officer and Director	January 14, 2022
Jonathan P. Mow	(Principal Executive Officer)

/s/ John P. Sharp	Chief Financial Officer	January 14, 2022
John P. Sharp	(Principal Financial Officer and Principal Accounting Officer)

/s/ Clay B. Thorp	Chairman of the Board of Directors	January 14, 2022
Clay B. Thorp

/s/ Edmund P. Harrigan	Director	January 14, 2022
Edmund P. Harrigan

/s/ Nancy J. Hutson	Director	January 14, 2022
Nancy J. Hutson

/s/ William D. Humphries	Director	January 14, 2022
William D. Humphries

/s/ Caroline M. Loewy	Director	January 14, 2022
Caroline M. Loewy

/s/ Alex C. Sapir	Director	January 14, 2022

Alex C. Sapir

/s/ Richard A. van den Broek	Director	January 14, 2022
Richard A. van den Broek

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